Exhibit 10.1

Execution Copy

AGREEMENT TO ACQUIRE AND CHARTER

THIS AGREEMENT TO ACQUIRE AND CHARTER is made and entered into this 7th day of April 2006, by and between SHIP FINANCE INTERNATIONAL LIMITED, a Bermuda company (“SFL”), SFL HOLDINGS, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of SFL (“Holdings”), the five companies listed in Appendix 1 hereto, each a Delaware limited liability company and a direct wholly-owned subsidiary of Holdings (each an “Owner” and collectively, the “Owners”), and HORIZON LINES, LLC, a Delaware limited liability company (“HLL”).

RECITALS

WHEREAS, HLL desires to charter five container vessels of approximately 2,800 TEU capacity per vessel for operation in its Transpacific-1 (“TP-1”) service;

WHEREAS, Hyundai Mipo Dockyard Co. Ltd., a Korean company (“Builder”), has entered into a series of Shipbuilding Contracts with subsidiaries of E.R. Schiffahrt GMBH & Cie. KG (“ER”) for the design, construction, sale and delivery of 2,824 TEU container vessels (each an “ER Vessel”);

WHEREAS, Builder has also entered into a series of Shipbuilding Contracts with subsidiaries of Tsakos Shipping & Trading S.A., a Panamanian company (“Tsakos”), for the design, construction, sale and delivery of 2,824 TEU container vessels (each a “Tsakos Vessel”);

WHEREAS, with certain modifications to satisfy U.S. flag and union and other operational requirements, the ER Vessels and the Tsakos Vessels would be suitable for employment in HLL’s TP-1 service;

WHEREAS, SFL is engaged in the business of owning and chartering vessels;

WHEREAS, SFL, through its newly-formed special purchase subsidiary Holdings, is willing to purchase two of the ER Vessels and three of the Tsakos Vessels (each a “Vessel” and, collectively, the “Vessels”) upon the condition that HLL assume certain risks relating to the pre-delivery period other than those arising from the fault of SFL, Holdings or any Owner (each an “SFL Party” and collectively, the “SFL Parties”);

WHEREAS, concurrent with the delivery of each Vessel to Holdings, SFL will provide funds to Holdings which, along with the proceeds from the Credit Facility (as defined below), are for the purpose of enabling Holdings to purchase such Vessel from the seller thereof and simultaneously transfer ownership of the Vessel to the intended Owner thereof as indicated on Appendix 1 hereto;

WHEREAS, concurrent with the delivery of each Vessel by Holdings to the intended Owner thereof, such Owner will demise charter the Vessel to HLL, and HLL shall accept such Vessel on demise charter from such Owner;

THEREFORE, in consideration of the premises, the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, SFL, Holdings, the Owners and HLL hereby agree as follows:

ARTICLE I

AGREEMENT TO ACQUIRE AND CHARTER

1.1 Agreement to Acquire the Vessels. (a) Concurrently with the execution of this Agreement, Holdings has entered into the following agreements to acquire the Vessels:

(i)	that certain Memorandum of Agreement, dated the date hereof, with Fortysixth Dragon Shipping Inc., a Liberian company and wholly-owned subsidiary of ER, for the sale and purchase of the ER Vessel designated Builder’s Hull No. 0409 (“Hull 0409”);

(ii)	that certain Memorandum of Agreement, dated the date hereof, with Fiftyninth Dragon Shipping Inc., a Liberian company and wholly-owned subsidiary of ER, for the sale and purchase of the ER Vessel designated Builder’s Hull No. 0427 (“Hull 0427”);

(iii)	that certain Memorandum of Agreement, dated the date hereof, with Fortune Spirit S.A., a Panamanian company and wholly-owned subsidiary of Tsakos, for the sale and purchase of the Tsakos Vessel designated Builder’s Hull No. 0387 (“Hull 0387”);

(iv)	that certain Memorandum of Agreement, dated the date hereof, with Sea Merit S.A., a Panamanian company and wholly-owned subsidiary of Tsakos, for the sale and purchase of the Tsakos Vessel designated Builder’s Hull No. 0388 (“Hull 0388”); and

(v)	that certain Memorandum of Agreement, dated the date hereof, with Triumph Maritime S.A., a Panamanian company and wholly-owned subsidiary of Tsakos, for the sale and purchase of the Tsakos Vessel designated Builder’s Hull No. 0389 (“Hull 0389”);

(each individually an “MOA,” and collectively the “MOAs” and each other party to an MOA being referred to individually as a “Seller” and collectively as the “Sellers”). Subject to the satisfaction or waiver of the conditions set forth in Section 5.1 hereof, SFL agrees to cause Holdings to discharge its obligations under each MOA, including without limitation, its obligation to purchase each Vessel from the Seller thereof pursuant to and in accordance with the terms of the applicable MOA.

(b) Holdings shall fund the cash deposits and shall furnish the letters of credit required under the ER MOAs and Tsakos MOAs, respectively, as amended to the date hereof, in each case, on or before the date and time required under each of the applicable MOAs. Each cash deposit shall be in the amount of $5,485,000 and shall be made in accordance with the terms of the amended ER MOAs. Each letter of credit shall be in the amount of $8,512,500 and shall be furnished in accordance with the terms of the amended Tsakos MOAs.

1.2 The Credit Agreement. (a) Concurrently with execution of this Agreement, the Owners have entered into that certain Credit Agreement, dated the date hereof (the “Credit Agreement”), with Fortis Capital Corp. and the other lenders named therein (collectively, the “Lenders”) pursuant to which the Lenders have agreed to advance to the Owners up to a maximum of Two Hundred Ten Million US Dollars ($210,000,000) for the purchase of the Vessels, to be split into five separate advances (each an “Advance”) equal to the lesser of seventy-five percent (75%) of the Adjusted Average Purchase Price (as defined in Section 1.4(b) hereof) of the subject Vessel or Forty-two Million US Dollars ($42,000,000). The Owners hereby agree that so long as no Event of HLL Default (as defined in Section 7.1 hereof) has occurred and is continuing, they shall exercise all of their rights and discharge all of their obligations as Borrower under the Credit Agreement. Capitalized terms used in this Agreement and not otherwise defined shall have the meaning assigned to them in the Credit Agreement.

(b) Except during the continuance of an Event of HLL Default, the Owners hereby agree to follow the reasonable instructions of HLL with respect to the exercise by the Owners of their rights under the following sections of the Credit Agreement unless such instruction would cause a default under the Credit Agreement or a violation of Applicable law.:

Sections 2.02(a), 2.08(b), 2.08(c), 2.11, 2.13(f), 2.15, 3.02 (a), 6.01(p), 8.01(c), 9.01, 9.04(a), 9.07(a) and (c), and the Definitions of “Issuing Lender” and “Classification Society”

In the absence of such instructions, the Owners shall have no obligation hereunder to take any such act with respect to the Credit Agreement. So that HLL may exercise such rights, the Owners shall promptly forward to HLL copies of any and all notices and other communications given by the Owners, or received by the Owners from the Agent, the Lenders or the Security Trustee, under the Credit Agreement. The Owners shall not agree to any amendment of the Credit Agreement or any of the Collateral Documents without the prior written consent of HLL.

(c) The Owners shall request that the Lenders issue Letters of Credit to the Sellers of each of the Tsakos Vessels, on behalf of Holdings, to satisfy Holdings’s deposit requirement under each of the Tsakos MOAs. HLL, SFL, Holdings and the Owners have entered into a Reimbursement Agreement, dated the date hereof, which sets forth the circumstances under which HLL will be obligated to reimburse SFL, Holdings and the Owners, among other things, for any amounts drawn under any such Letter of Credit.

(d) Notwithstanding anything contained herein or in any other related agreement, the parties agree that HLL shall not in any way be, or be deemed to be, a borrower or an obligor under the Credit Agreement.

1.3 Agreement to Charter the Vessels. (a) Concurrently with the execution of this Agreement, each of the Owners has entered into a demise charter with HLL, dated the date hereof (each a “Charter” and, collectively, the “Charters”), covering the Vessel to be owned by such Owner, pursuant to which the Owner has agreed that, upon delivery of the Vessel to the Owner, the Owner shall demise charter the Vessel to HLL, and HLL shall hire the Vessel from the Owner, subject to and upon the terms and conditions contained in the Charter as amended by the Charter Supplement to be executed by the Owner and HLL upon delivery of the Vessel under the Charter.

(b) It is understood, acknowledged and agreed that delivery of each Vessel from the Seller thereof to Holdings, from Holdings to the intended Owner thereof, and from such Owner to HLL, shall be on back-to-back terms, so that in the absence of an Event of SFL Default (as defined below), (i) Holdings shall not be obligated to accept any Vessel under the applicable MOA unless HLL is also obligated to accept such Vessel under the terms of the applicable Charter, and (ii) acceptance of any Vessel by Holdings under the applicable MOA in accordance with the terms hereof shall be deemed to constitute acceptance of such Vessel by HLL under the terms of the applicable Charter (as defined below).

(c) Holdings and HLL agree that Holdings shall not accept any Vessel under any MOA, and SFL shall not be obligated to provide funds to Holdings, unless HLL simultaneously accepts such Vessel from the intended Owner thereof under the applicable Charter. If Holdings rejects any Vessel under an MOA at the direction of HLL and such rejection is later determined to have been a default under such MOA, such MOA default shall not be considered an Event of SFL Default hereunder.

1.4 Transfer of Vessels to Owners; Funding of Owners. (a) With respect to each Vessel, upon delivery of the Vessel to Holdings under the applicable MOA, provided no Event of HLL Default (as defined in Section 7.1(a) hereof) has occurred and is continuing, Holdings shall concurrently sell and transfer ownership of the Vessel to the intended Owner thereof under the applicable Resale Agreement (as defined in the Credit Agreement), and such Owner shall purchase the Vessel, for a purchase price equal to the “Adjusted Average Purchase Price” of such Vessel as defined in Section 1.4(b) below. Each Owner shall fund the purchase of its Vessel from Holdings (i) by making a Borrowing under the Credit Agreement in an amount equal to the lesser of 75% of the Adjusted Average Purchase Price of the Vessel and $42,000,000, and (ii) to the extent not funded by such Borrowing, by an equity investment from Holdings in such Owner. Holdings agrees to make such equity investment in each of the Owners as is necessary to enable such Owner to purchase its Vessel at the Adjusted Average Purchase Price and deliver such Vessel to HLL, and thereafter, from time to time, to provide funds as necessary to enable such Owner to discharge its obligations hereunder and under each of the other Transaction Documents to which it is a party.

(b) For purposes of this Agreement, the “Average Purchase Price” of each Vessel as of the date hereof is agreed to be                 . The “Adjusted Average Purchase Price” of each Vessel shall be equal to the Average Purchase Price of such Vessel (as adjusted pursuant to Section 1.4(c) below) plus or minus the amount of any increase or decrease in the purchase price of such Vessel payable by or to Holdings under the MOA for such Vessel that occurs after the date hereof (or, if applicable, after the date of any adjustment pursuant to Section 1.4(c) below); provided, however, that increases or decreases (if any) in the purchase price of a Vessel under the MOA for such Vessel that are designated by and funded by HLL as a Leasehold Improvement (as defined in Section 2.6 hereof) shall not be considered in determining the Adjusted Average Purchase Price of such Vessel. Notwithstanding the foregoing, any decrease in the purchase price of a Vessel under an MOA as the result of a credit given for liquidated damages due to late delivery of such Vessel shall be subject to Section 2.10 hereof and shall not be considered in determining the Adjusted Average Purchase Price of the such Vessel.

(c) If the Adjusted Average Purchase Price of any Vessel on its Vessel Delivery Date would be greater than Fifty-Six Million US Dollars ($56,000,000), the Average Purchase Price of such Vessel and each of the other Vessels not yet purchased by Holdings and, to the extent necessary, the Adjusted Average Purchase Price of the Vessels previously purchased by Holdings (the “Previously Purchased Vessels”) shall be recalculated such that, to the maximum extent possible, the Adjusted Average Purchase Price of each Vessel will not be greater than $56,000,000. If, in making such recalculation, it is necessary to recalculate and increase the Adjusted Average Purchase Price of any Previously Purchased Vessel, the relevant Owner shall pay the amount of such increase to Holdings. To fund this additional payment, the Owner of such Vessel shall request an additional Borrowing under the Credit Agreement with respect to such Vessel and Holdings shall make an additional equity investment in such Owner, such that the ratio of aggregate Advances and equity used by such Owner to finance the purchase of the Previously Purchased Vessel shall be equal to 75% to 25% (the “Desired Debt/Equity Ratio”). If the recalculated Adjusted Average Purchase Price for such Previously Purchased Vessel is less than the previously-determined Adjusted Average Purchase Price for such Vessel, Holdings shall refund such excess to such Owner and such Owner shall prepay a portion of the aggregate Advances made with respect to such Vessel such that the Desired Debt/Equity Ratio for such Vessel is achieved. Any adjustments required pursuant to this Section 1.4(c) shall be made, to the maximum extent possible, to minimize the number of Previously Purchased Vessels effected by such adjustments and to minimize any costs that would be payable by the applicable Owner under the Credit Agreement or the Master Agreement. In no event shall Holdings be required to take delivery of any Vessel or to sell such Vessel to an Owner if the Adjusted Average Purchase Price of such Vessel is greater than $56,000,000.

(d) On the Vessel Delivery Date of the last Vessel to be delivered to HLL (hereafter, the “Calculation Date”), HLL shall pay to Holdings an amount equal to the difference between (i) the aggregate interest accrued at a rate equal to the internal rate of

return of the Owner’s anticipated pre-tax cash flows over the Basic Period (the “Owner’s IRR”) divided by 365 (the “Daily IRR”) on                  for each Tsakos Vessel for the actual number of days elapsed from the Vessel Delivery Date of such Tsakos Vessel to the Calculation Date, and (ii) the aggregate interest accrued at the Daily IRR on                  for each ER Vessel for the actual number of days elapsed from the Delivery Date of such ER Vessel to the Calculation Date.

(e) With respect to each ER Vessel, upon the release of the cash deposit made by Holdings under the MOA with respect to such Vessel, HLL shall pay to Holdings an amount equal to the difference between (i) the interest accrued at a rate of ten percent (10%) divided by 365 on the amount of the cash deposit made by Holdings with respect to such Vessel for the actual number of days from the date such deposit was made to the date such deposit was released, and (ii) the aggregate interest on such cash deposit received by Holdings from the relevant Seller with respect to the period referred to in clause (i).

1.5 Adjustments to Bareboat Charter Terms. (a) It is recognized and acknowledged that the Basic Hire amounts, EBO Prices and Stipulated Loss Values set forth in the Charters, and the debt amortization schedule set forth in Appendix 2 hereto, all on the date hereof are based on certain pricing assumptions, including an assumed Adjusted Average Purchase Price and an assumed Fixed Interest Rate (as defined below). The pricing assumptions for each Vessel as of the date hereof are set forth in Appendix 2 hereto.

(b) Upon delivery of each Vessel, the Basic Hire payable during the Basic Period, the EBO Prices, the Stipulated Loss Values and the debt amortization schedule for such Vessel shall be adjusted to take into account any differences between (i) the Adjusted Average Purchase Price of such Vessel as of the Vessel Delivery Date for such Vessel, and the Adjusted Average Purchase Price as set forth in Appendix 2 hereto, and (ii) the actual fixed interest rate applicable to the Tranche determined pursuant to the Designated Transactions and the Applicable Margin for such Vessel (for each Vessel, the “Fixed Interest Rate”) as of the Vessel Delivery Date for such Vessel and the Fixed Interest Rate for such Vessel as set forth in Appendix 2 hereto. Adjustments pursuant to this Section 1.5(b) shall:

(i)	be made using the same assumptions (other than the Adjusted Average Purchase Price and Fixed Interest Rate assumptions) and methodology used to calculate the Basic Hire payable during the Basic Period, the EBO Prices, the Stipulated Loss Values and the debt amortization schedule as set forth in Appendix 2 hereto;

(ii)	be based on a mortgage-style amortization schedule with respect to the Tranche for the relevant Vessel down to a balloon at the end of the Basic Period; and

(iii)	subject to subsections (i) and (ii) above, be made in a manner that minimizes the cost to HLL while maintaining the Owner’s IRR.

(c) If following delivery of a Vessel under the Charter for such Vessel, the Adjusted Average Purchase Price of such Vessel is further adjusted pursuant to Section 1.4(c) above, the Basic Hire payable during the Basic Period, the EBO Prices, the Stipulated Loss Values and the debt amortization schedule for such Vessel shall be adjusted as described in Section 1.5(b) above to take into account the change in the Adjusted Average Purchase Price of such Vessel and any change in the Fixed Interest Rate applicable to such Vessel.

(d) Basic Hire payable during the Renewal Period for each Vessel has been calculated on the date hereof based on the pricing assumptions set forth in Appendix 2 hereto. If the Charter for any Vessel is extended to include the Renewal Period, the Basic Hire payable during the Renewal Period shall be adjusted upon commencement of such Renewal Period to reflect (i) the actual amortization of                  of non-recourse debt outstanding at the end of the Basic Period if different from mortgage style amortization down to a                  balloon at the end of the Renewal Period, and (ii) the actual interest rate on the non-recourse debt outstanding at the end of the Basic Period if different from the assumed interest rate set forth in Appendix 2 hereto; provided, that if the Owner elects not to incur any third-party non-recourse indebtedness during the Renewal Period, the Basic Hire during the Renewal Period shown on Appendix 2 will be the Basic Hire during the Renewal Period. Any adjustment shall be made using the principles described in Section 1.5(b) above.

1.6 SFL Parties’ Obligations. Each of the SFL Parties shall take all steps and do all things necessary to ensure the full and timely performance by each of the other SFL Parties of their respective obligations under this Agreement and under each of the other Transaction Documents (as defined in the Charters) to which they are a party. Each of the SFL Parties shall be jointly and severally liable to HLL for any failure by any of the SFL Parties to perform their respective obligations under this Agreement or under any other Transaction Document.

ARTICLE II

RIGHTS AND DUTIES DURING VESSEL CONSTRUCTION

2.1 Appointment of HLL as Agent; Indemnification. (a) Holdings hereby appoints HLL as its duly authorized agent for all purposes under each of the MOAs with full power and authority to exercise and perform, for and on behalf of Holdings, all of the rights and obligations of Holdings under each MOA as if HLL, rather than Holdings, was named therein as buyer of the Vessel. Holdings agrees to execute and deliver all documents, take all steps and do all things reasonably necessary or appropriate to confer upon HLL full authority to act on Holdings’s behalf with respect to the MOAs as contemplated by this Section 2.1(a). The authority conferred upon HLL by this Section 2.1(a) shall remain in full force and effect only while no Event of HLL Default (as defined in Section 7.1(a) hereof) has occurred and is continuing.

(b) The exercise by HLL of its authority as Holdings’s agent with respect to the MOAs shall be at the sole risk and expense of HLL. HLL hereby agrees to indemnify, defend and hold Holdings harmless from and against any and all losses, liabilities, claims, costs and expenses arising out of or resulting from the exercise by HLL of its authority as Holdings’s agent with respect to the MOAs.

(c) HLL shall promptly deliver to Holdings a copy of all notices and other material communications given to or received by HLL under any of the MOAs or with respect to any of the Vessels if such notices or other communications are not provided directly to Holdings.

2.2 Limitation on Holdings Exercise of Rights; Duty to Assist. (a) Holdings agrees that so long as no Event of HLL Default has occurred and is continuing, it shall not exercise any of its rights as buyer under any MOA without the prior written approval of HLL; provided that Holdings shall retain the right to inspect the Vessels and examine their specifications to the extent permitted by the MOAs. Holdings shall promptly deliver to HLL a copy of all notices and other communications given to or received by Holdings under any of the MOAs or with respect to any of the Vessels if such notices or other communications are not provided directly to HLL.

(b) If, for any reason, the delegation of authority contained in Section 2.1(a) hereof is ineffective to confer upon HLL all the rights and obligations of Holdings under any of the MOAs, so long as no Event of HLL Default has occurred and is continuing, Holdings shall follow the reasonable instructions of HLL with regard to the exercise by Holdings of its rights, and the performance by Holdings of its obligations, as buyer under such MOA(s); provided that HLL shall indemnify and hold Holdings harmless from and against any and all losses, liabilities, claims, costs and expenses arising out of or resulting from actions taken by Holdings at HLL’s direction or request pursuant to this Section 2.2(b).

2.3 Supervision, Inspection and Attendance at Trials. HLL shall have the right to appoint any supervisors to be appointed by the buyer under the MOAs, as well as the right to provide the key crew to attend and participate in all tests and trials of the Vessels to the extent permitted by the MOAs. All expenses, responsibility and risks associated with the supervisors appointed or the key crew provided by HLL pursuant to this Section 2.3 shall be borne by HLL. HLL shall indemnify and hold SFL, Holdings and the Owners harmless for any losses, liability, costs or expenses incurred by SFL, Holdings or the Owners arising out of or resulting from any act or omission of the supervisors appointed, or the key crew provided, by HLL pursuant to this Section 2.3.

2.4 Changes and Modifications. (a) HLL shall have the right to request changes and modifications to the Vessels to the extent permitted by the relevant MOA; provided that any change or modification that would cause the Adjusted Average Purchase Price of any Vessel to exceed $56,000,000 shall, to the extent possible, be made as a Leasehold Improvement in accordance with Section 2.6 hereof. Notwithstanding the foregoing, HLL agrees that it shall not request any change or modification to any Vessel that would materially adversely affect the value of such Vessel or that will cause the delivery date of such Vessel to extend beyond the Commitment Termination Date (as defined in the Credit Agreement) without the prior written consent of Holdings.

(b) HLL shall provide any funds or other security required by the relevant MOA with respect to any changes or modifications requested by HLL. Upon delivery of the subject Vessel, any such funds, together with all interest thereon, shall (to the extent delivered by the Seller) be returned to HLL except to the extent that the change for which the funds were provided is a Leasehold Improvement pursuant to Section 2.6 below, in which case such funds shall be applied to the purchase price of the Vessel under the applicable MOA.

2.5 Buyer’s Supplies. HLL shall have the right to furnish “Buyer Supplies” with respect to any Vessel to the extent permitted by the relevant MOA. All such Buyer Supplies shall be arranged and paid for by HLL and shall be the property of HLL. If the relevant MOA is terminated for any reason, any Buyer Supplies recovered from the Builder shall be delivered to and retained by HLL.

2.6 Leasehold Improvements. (a) HLL shall have the right to elect, and in the circumstances described in Section 2.4(a) and this Section 2.6 the obligation to elect, upon 10 days prior written notice to Holdings, to fund the cost of any change to be made to any Vessel at the time that funding therefor is required under the applicable MOA, and to designate such change as a leasehold improvement (each a “Leasehold Improvement”); provided that any such change does not constitute a structural change to the subject Vessel and will not materially reduce its market value. If HLL makes any Leasehold Improvement to any Vessel, title to such Leasehold Improvement shall vest in and remain the property of (i) HLL to the extent that such Leasehold Improvement shall be readily removable from the Vessel without causing any material damage to the Vessel, and (ii) the Owner to the extent that such Leasehold Improvement shall not be readily removable from the Vessel without causing material damage to the Vessel. Any change to any Vessel that HLL has funded as a Leasehold Improvement pursuant to this Section 2.6 shall not be taken into consideration in the determination of the Adjusted Average Purchase Price of such Vessel. To the maximum extent possible, and subject to Section 2.6(b), HLL shall elect to designate each change or modification to a Vessel as a Leasehold Improvement pursuant to this Section 2.6.

(b) If any change or modification to a Vessel that does not constitute a structural change would cause the Adjusted Average Purchase Price of such Vessel to exceed Fifty-six Million US Dollars ($56,000,000), HLL shall be required to make such change or modification as a Leasehold Improvement and shall fund such Leasehold Improvement in accordance with Section 2.6(a) above.

2.7 Amounts Recovered for Vessel Deficiencies. (a) Any amount recoverable from the Builder (other than liquidated damages for delay) shall be paid to and retained by or credited to Holdings (with all costs of pursuing such recovery to be for HLL’s account) and shall be considered a reduction in the purchase price of such Vessel for purposes of determining the Adjusted Average Purchase Price of such Vessel.

(b) If pursuant to Section 11(c) of the ER MOAs or Section 24 of the Tsakos MOAs, the Vessel must be accepted subject to a dispute concerning deficiencies, HLL may, unless an Event of HLL Default has occurred and is continuing, either (i) direct the Seller to assign the Building Contract to HLL for the purpose of pursuing claims against the Builder, or (ii) direct the Seller with respect to claims against the Builder under the Building Contract; provided that the SFL Parties shall have no responsibility or liability if the applicable Seller refuses to honor its commitments under the subject MOA. In either case, any amounts recovered from the Builder shall be paid to and retained by Holdings (with all costs of pursuing such recovery to be for HLL’s account) and shall be considered a reduction in the purchase price of such Vessel for purposes of determining the Adjusted Average Purchase Price of such Vessel.

2.8 Termination of an MOA. (a) If a right to terminate an MOA arises, HLL may either (i) direct Holdings to terminate the MOA, or (ii) elect to take, or identify a designee to take, an assignment of the subject MOA. If HLL elects to take an assignment of the subject MOA, the terms of Article III hereof shall apply.

(b) Upon the termination of any MOA, HLL shall be entitled to receive (i), when delivered by the Seller, all monies (if any), and all interest thereon, deposited by HLL with the Seller with respect to changes and modifications to the subject Vessel, and (ii) when delivered by the Builder, all Buyer Supplies furnished by HLL with respect to the subject Vessel. Any amounts recovered from the Seller in connection with the termination of the MOA shall be paid to and retained by HLL (with all costs of pursuing such recovery to be for HLL’s account). The deposit furnished by Holdings under the terminated MOA (whether in the form of cash or a letter of credit), including any interest thereon to the extent payable to Holdings under the applicable MOA, shall be returned to Holdings in accordance with the terms of the applicable MOA.

2.9 Right to Maintain ER Building Contract. If the Seller of either ER Vessel informs HLL that it intends to cancel the Building Contract for such Vessel in accordance with the terms thereof, and HLL desires to maintain the Building Contract, HLL may (to the extend permitted by the MOA) either (i) take, or identify a designee to take, an assignment of the Building Contract (as contemplated by Section 12(b)(i) of the ER MOAs), or (ii) direct Holdings to direct the Seller to maintain the Building Contract (as contemplated by Section 12(b)(ii) of the ER MOAs), provided that all amounts payable to the Seller and or the Builder in connection with such election shall be for HLL’s account. If HLL does not elect to maintain the Building Contract and the subject ER MOA is therefore terminated, the terms of Section 2.8 hereof shall apply, and the cash deposit furnished by Holdings under the terminated MOA, including any interest thereon pursuant to Section 1.4(e) hereof, shall be returned to Holdings. If HLL elects to take, or elects a designee to take, an assignment of the Building Contract, it shall so notify Holdings, and Holdings shall have a period of five (5) days to notify HLL that Holdings elects to take an assignment of the Building Contract, in which case all aspects of this transaction shall remain in place.

2.10 Liquidated Damages for Late Delivery and Vessel Deficiencies. (a) Any liquidated damages for late delivery of a Vessel that are paid to Holdings under the MOA for such Vessel shall be paid by Holdings to, and shall be retained by, HLL. If the purchase price of any Vessel payable by Holdings is reduced as the result of a credit given for liquidated damages for late delivery of such Vessel, Holdings shall pay to HLL an amount equal to such credit upon delivery of the Vessel by the Owner thereof to HLL under the Charter for such Vessel. Liquidated damages for late delivery of a Vessel (whether paid by the Builder in cash or given as a credit) shall not be taken into consideration in determining the Adjusted Average Purchase Price of the subject Vessel.

(b) Liquidated damages for vessel deficiencies that affect the purchase price of the Vessel under the MOA for such Vessel will be taken into consideration in determining the Adjusted Average Purchase Price of the subject Vessel.

2.11 Vessel Warranties. Upon delivery of each Vessel to Holdings and acceptance by HLL of such Vessel under the Charter for such Vessel, Holdings shall assign the MOA covering such Vessel to HLL for the purpose of transferring to HLL all of Holdings’ rights with respect to the Builder’s warranty under the Building Contract for such Vessel as set forth in Section 14 of the ER MOAs and Section 21 of the Tsakos MOAs. If Holdings is unable for any reason to assign the MOA to HLL, Holdings shall pursue any warranty claims in its own name for the benefit of HLL and at HLL’s expense and, in doing so, shall act strictly in accordance with the reasonable instructions of HLL.

2.12 General Indemnity Related to MOAs. In consideration of the agreement of SFL, Holdings and the Owners to enter into the transaction described in the recitals hereto, HLL agrees that if Holdings is declared to be in default under any MOA (any such default, an “MOA Default”), unless such MOA Default is due to an event described in the proviso at the end of this Section 2.12, HLL shall indemnify, defend and hold SFL, Holdings and the Owners harmless from and against each of the following:

(i)	the reasonable fees and expenses of legal counsel to Holdings and the Owners in connection with such MOA Default;

(ii)	any damages payable to the Seller under such MOA resulting from such MOA Default (including damages payable by SFL pursuant to its guarantee of Holdings’s obligations under the MOA); and

(iii)	any other costs, fees, liabilities and expenses incurred by SFL, Holdings or the Owners in connection with such default;

provided, that HLL shall not be obligated to indemnify or reimburse SFL, Holdings or the Owners hereunder if the MOA Default was due to or resulted from the gross negligence, willful misconduct of SFL, Holdings or any Owner, an act or omission of SFL, Holdings or any Owner in breach of their obligations under this Agreement, an Event of SFL Default (as defined below), or a failure by SFL, Holdings or any Owner to satisfy any term or condition of the Credit Agreement relating to SFL, Holdings and/or such Owner or to matters within SFL’s, Holdings’s and/or any Owner’s control, unless such breach or failure is due to an act or omission of HLL.

ARTICLE III

HLL CALL OPTION

3.1 Call Option Triggering Events. HLL shall have an option (a “Call Option”) to take, or to identify a designee to take, an assignment of any MOA upon the occurrence of any of the following events (each a “Call Option Triggering Event”) with respect to such MOA:

(i)	the Vessel covered by such MOA is not delivered by the Seller under the subject MOA on or before the Commitment Termination Date (as defined in the Credit Agreement);

(ii)	the Lenders fail to make available, or notify the Owners, SFL, Holdings or HLL that they will not make available (whether due to non-fulfillment of a condition precedent in the Credit Agreement or otherwise), the full amount of the Advance with respect to the Vessel covered by the MOA for any reason;

(iii)	any condition precedent set forth in Article V hereto with respect to the Vessel covered by such MOA is not fulfilled, satisfied or waived when required to be fulfilled or satisfied, or HLL has any reason to believe that any such condition precedent is unlikely to be fulfilled, satisfied or waived by the applicable party when required and so notifies the other parties hereto;

(iv)	any event shall occur that would cause the Adjusted Average Purchase Price for any Vessel to exceed $56,000,000 and HLL is not able to reduce such Adjusted Average Purchase Price by making a Leasehold Improvement pursuant to Section 2.6 hererof for any reason;

(v)	any other event occurs that gives the Seller under the MOA the right to draw on the letter of credit furnished as a deposit under the MOA or otherwise to terminate the MOA; or

(vi)	an Event of SFL Default shall occur and be continuing (in which case, the Call Option shall arise with respect to all the MOAs).

3.2 Call Option Price. If HLL exercises the Call Option with respect to any MOA, HLL or its designee shall (i) unless the Call Option Triggering Event is an Event of SFL Default, pay to Holdings an amount equal to all out-of-pocket costs and expenses incurred by Holdings in connection with the subject MOA and/or the financing of the Vessel covered thereby which have not been previously paid or reimbursed by HLL, and (ii) cause the return of the deposit provided by Holdings (whether in the form of cash or a letter of credit and including any interest earned on such cash deposit) as a condition to Holdings making such assignment.

3.3 Exercise of Call Option. If HLL desires to exercise the Call Option hereunder with respect to any MOA, it shall give written notice of exercise to SFL and Holdings identifying (i) the MOA to be assigned, (ii) the party to take the assignment of such MOA, (iii) the Call Option Triggering Event, and (iv) the anticipated delivery date of the Vessel under the MOA. Concurrent with the payment of the Call Option Price, if any, and return of the deposit provided by Holdings, or immediately upon receipt of such notice from HLL if the anticipated delivery date is less than fifteen (15) days from the date of such Call Option notice, Holdings shall assign the applicable MOA to the assignee identified by HLL in the Call Option notice.

3.4 Right of SFL to Maintain Transaction. The Call Options contained in this Article III shall not be used by HLL to exclude SFL from the transaction in situations where SFL desires to maintain its position in the transaction and it is possible to do so without causing a default under an MOA or the incurrence by HLL of additional expense. Therefore, provided that no Event of SFL Default has occurred and is continuing, if HLL exercises its Call Option under Sections 3.1(i) through (iv) above, SFL shall have three (3) days to notify HLL in writing that SFL desires to maintain its position in the transaction. If SFL gives such a notice, the HLL Call Option shall be suspended, and SFL shall then have fifteen (15) days to address the situation giving rise to the Call Option Triggering Event. During that time, HLL shall work with SFL in good faith in order to find a solution that will maintain SFL’s position in the transaction; provided that neither party shall be obligated to accept a solution that would involve a material change to any financial aspect of the transaction. If at the end of the 15-day period, the parties have not secured a solution, or sooner if HLL determines in good faith that it must exercise its Call Option to avoid an imminent default under any MOA, the HLL Call Option shall be immediately reinstated.

ARTICLE IV

TRANSACTION COSTS

4.1 Transaction Costs. HLL shall pay or reimburse SFL, Holdings and the Owners for the payment of (i) all reasonable out-of-pocket costs and expenses (including the reasonable attorney’s fees of Seward & Kissel LLP and Wiersholm, Mellbye & Bech, advokatfirma AS as their counsel) incurred by them in connection with the negotiation, preparation and entering into of the Transaction Documents, (ii) all letter of credit fees in connection with the letters of credit to be furnished by the Owners as a deposit under the MOAs, and (iii) all costs, expenses (including reasonable attorneys’ fees) and fees of the Agent or Lenders payable by the Owners under or in connection with the Credit Agreement and related agreements and documents (other than the Agency Fees, which shall be paid by the Owners and other than such fees, costs or expenses as shall have previously been paid by HLL or reimbursed by HLL) (collectively, the “Transaction Costs”); provided that HLL shall not be obligated to pay or reimburse SFL, Holdings and the Owners for the payment of any of their Transaction Costs or any of their other costs or expenses following the occurrence and continuance of any Event of SFL Default.

ARTICLE V

CONDITIONS PRECEDENT TO THE PURCHASE

AND CHARTER OF THE VESSELS

5.1 Conditions Precedent to Obligations of SFL, Holdings and the Owners. The obligations of SFL, Holdings and the Owners hereunder with respect to the purchase of each Vessel by Holdings, the transfer of such Vessel to the intended Owner thereof, and delivery of the Vessel by such Owner to HLL under the Charter, are subject to the satisfaction, fulfillment or waiver by SFL in its sole discretion of the following conditions precedent on or before the relevant Vessel Delivery Date (as defined in the Charters):

(a) Compliance with Documents. HLL shall be in material compliance with all the material terms of the Transaction Documents.

(b) Insurance. SFL, Holdings and the relevant Owner shall have received satisfactory evidence of the existence of all insurance covering the subject Vessel required by the relevant Charter, including the broker’s undertaking, and the payment of premiums thereon consistent with the required payment provisions of the underlying insurance policies and meeting the requirements of the Credit Agreement.

(c) Documentation of Vessels. SFL, Holdings and the Owners shall have received evidence reasonably satisfactory to SFL that upon delivery of the Vessel by the Seller thereof to Holdings, the Vessel will be documented under the laws of Liberia or Panama in the name of the relevant Owner, free and clear of all recorded liens, claims, or encumbrances other than for a first preferred mortgage in favor of the Security Trustee under the Credit Agreement and any Owner Liens (as defined in the Charters).

(d) No Change in Applicable Laws. Since the date of this Agreement, no change shall have occurred in applicable laws or in the interpretations thereof by any regulatory authorities having proper jurisdiction that would make it illegal for Holdings or the intended Owner to acquire the Vessel, or for such Owner to charter the Vessel to HLL, in accordance with the provisions of the Transaction Documents.

(e) No Event of Default Under Credit Agreement. No Event of Default shall exist under the Credit Agreement (that has not been waived by the Lenders), and no condition precedent to advancing the Tranche shall remain unfulfilled (that has not been waived by the Lenders), due to any act or omission of HLL, or any breach by HLL of any representation or warranty, covenant, term or condition made or to be performed by HLL hereunder or under any other Transaction Document, unless caused by an Event of SFL Default.

(f) Adjusted Average Purchase Price. SFL, Holdings and the Owners shall have received evidence satisfactory to SFL that the Adjusted Average Purchase Price of the relevant Vessel (after making any adjustment contemplated by Section 1.4(c) hereof) does not exceed $56,000,000.

(g) Assignment of Charters and Insurances. As required by the Credit Agreement, HLL shall have executed a consent and agreement to the assignment of the relevant Charter and shall have executed an insurance assignment.

(h) Assignment of Guarantee. As required by the Credit Agreement, the Guarantor shall have executed a consent and agreement to the assignment of charter guarantee.

(i) Satisfaction or Waiver of HLL Condition Precedent. The condition precedent to HLL’s obligation to accept such Vessel set forth in Section 5.2(e) below shall have been satisfied or waived by HLL.

(j) Payment for Leasehold Improvements. HLL shall have paid the Owner for payment to the relevant Seller all sums due from it in respect of Leasehold Improvements as provided by Section 2.6(h) hereof.

5.2 Conditions Precedent to Obligations of HLL. The obligations of HLL to accept delivery of each Vessel under the Charter for such Vessel are subject to the satisfaction, fulfillment or waiver by HLL in its sole discretion of the following conditions precedent as of the relevant Vessel Delivery Date:

(a) Compliance with Documents. All of the Transaction Documents shall have been duly executed and delivered by the applicable parties thereto, and SFL, Holdings and the Owners shall be in material compliance with all the material terms of the Transaction Documents.

(b) No Event of Default Under Credit Agreement. No Event of Default shall exist under the Credit Agreement (that has not been waived by the Lenders), and no condition precedent to advancing the Tranche shall remain unfulfilled (that has not been waived by the Lenders), due to any act or omission of any SFL Party, or any breach by any SFL Party of any representation or warranty, covenant, term or condition made or to be performed by such SFL Party hereunder or under any other Transaction Document, unless caused by an Event of HLL Default.

(c) Lease Classification. HLL shall have received advice from Ernst & Young LLP, in form and substance satisfactory to HLL, to the effect that the transactions contemplated by the Transaction Documents qualify as operating leases for HLL under United States generally accepted accounting principles for financial reporting purposes.

(d) Documentation of the Vessel. The intended Owner of the Vessel shall be entitled to document the Vessel under the laws of the United States of America with a registry endorsement.

(e) Legal Opinion. HLL shall have received a legal opinion from Seward & Kissel LLP, counsel to SFL, Holdings and the Owners, in form and substance reasonably satisfactory to HLL.

5.3 Delivery of Documents. With respect to satisfaction of the conditions precedent set forth in Section 5.1 hereof, delivery of documents to SFL shall be deemed to constitute delivery of the same documents to Holdings and the Owners.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of HLL. HLL hereby represents and warrants to SFL, Holdings and the Owners that the following are true and correct as of the date hereof and will be true and correct on each Vessel Delivery Date:

(a) Legal Existence; Corporate or Other Legal Power. It is duly organized, validly existing and in good standing under the laws of the State of Delaware and has duly qualified to do business in each jurisdiction where the failure to be so qualified would have a material adverse effect on its business, financial condition, operations or properties and/or its ability to perform its obligations under the Transaction Documents to which it is a party. It has the requisite power and authority to conduct its business as such business is presently being conducted, to own or hold under charter or lease its properties, and to execute, deliver and perform its obligations under this Agreement and under each of the other Transaction Documents to which it is or will be a party.

(b) Authority; Binding Obligations. Each of the Transaction Documents to which it is or will be a party has been, or upon execution will be, duly authorized, executed and delivered by it, and constitutes, or upon execution and delivery will constitute, its legal, valid and binding obligations, enforceable against it in accordance with the terms thereof, except to the extent that enforceability thereof may be limited by applicable bankruptcy and other similar laws affecting the rights of creditors generally and by equitable principles. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is or will become a party (i) have been duly authorized by all necessary action on the part of HLL, (ii) do not and will not violate any provision of applicable laws or any provision of its Certificate of Formation or operating agreement, or (iii) result in the breach or violation of, or constitute a default or require any consent (other than consents that have heretofore been obtained) under, or result in the creation of any lien, charge or encumbrance upon any property or asset of it pursuant to, any material indenture, loan or credit agreement, mortgage, judgment, decree, franchise, permit, order, law, statute, rule or governmental regulation or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected. It is not in default under or in breach or violation of (and no event or condition exists which would, with the giving of notice or lapse of time, or both, constitute such a default under or breach or violation of): (i) any provision of this Agreement or any other Transaction Document, or (ii) any indenture, lease, deed of trust, mortgage, bond or other evidence of indebtedness or other agreement or instrument by which it or its property is bound or affected or any law, judgment, franchise, statute, permit, decree, order, rule or regulation presently applicable to it or which would materially impair its ability to perform under the Transaction Documents to which it is a party, or to operate the Vessels, where the continuation of such default, breach or violation could reasonably be expected to have a Material Adverse Effect on HLL.

(c) Financial Condition. The audited financial statements of HLL as of December 25, 2005 made available to SFL fairly present the financial condition of HLL as of such date and the results of its operations for the period ending on such date. Since December 25, 2005.

(d) Litigation; Other Proceedings. There are no actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of HLL, threatened against or affecting HLL or any of its properties, at law, in equity or in admiralty, before or by any court, administrative or governmental body, environmental council or arbitrator which relate to any action taken or to be taken by HLL under this Agreement or the other Transaction Documents (or which otherwise relate to any Transaction Document), which could reasonably be expected to result in a Material Adverse Effect on HLL, and, to the knowledge of HLL, it is not in default with respect to any order of any court, governmental body or arbitrator applicable to it, which default could reasonably be expected to have a Material Adverse Effect on HLL. For the purposes of this Section, the term “governmental body” includes any federal, state, municipal or other governmental or intergovernmental department, commission, board, bureau, agency or instrumentality, or governmental or industry regulatory authority (including class), domestic or foreign, and the term “order” includes any judgment, order, writ, injunction, award, determination, direction, decree or demand.

(e) Approvals. No authorizations, consents, approvals, licenses, filings or registrations by or with, or the taking of any other action in respect of, any federal, state or other governmental authority, agency or administrative body are required to be obtained by HLL for or in connection with its execution or delivery of this Agreement or any of the other Transaction Documents, or for the performance thereof by HLL, or the validity and enforceability of any of such agreements and instruments in accordance with their respective terms, except such as have been duly obtained, sent, registered, filed or taken, as the case may be.

(f) Investment Company Act. It is not, and is not directly or indirectly controlled by or acting on behalf of any Person that is, an “investment company” within the meaning of the Investment Company Act of 1940.

(g) Authorizations. All notices, permits, licenses, disclosures or similar authorizations, if any, required to be obtained or filed pursuant to Environmental Law (as defined in the Charters) in connection with the operation and management of the Vessels have been obtained or filed and are valid as of the relevant Vessel Delivery Date except where the failure to obtain such authorization will not have a Material Adverse Effect on HLL, have a Material Adverse Effect on the Vessels, or expose an Owner to any material liability.

(h) Documentation Citizen. HLL is qualified on the date hereof to own and document vessels under the U.S. flag pursuant to 46 U.S.C. § 12102(a), as amended, with a registry endorsement.

6.2 Representations and Warranties of SFL, Holdings and the Owners. SFL, Holdings and the Owners (each an “SFL Party” and, collectively, the “SFL Parties”) hereby represent and warrant to HLL, with respect to itself and each of the other SFL Parties, that the following are true and correct as of the date hereof and will be true and correct on each Vessel Delivery Date:

(a) Legal Existence; Corporate or Other Legal Power. It is duly organized, validly existing and in good standing under the laws of its country or state of incorporation or formation and has duly qualified to do business in each jurisdiction where the failure to be so qualified would have a material adverse effect on its business, financial condition, operations or properties and/or its ability to perform its obligations under the Transaction Documents to which it is a party. It has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and under each of the other Transaction Documents to which it is or will be a party.

(b) Authority; Binding Obligations. Each of the Transaction Documents to which it is or will be a party has been, or upon execution will be, duly authorized, executed and delivered by it, and constitutes, or upon execution and delivery will constitute, its legal, valid and binding obligations, enforceable against it in accordance with the terms thereof, except to the extent that enforceability thereof may be limited by applicable bankruptcy and other similar laws affecting the rights of creditors generally and by equitable principles. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is or will become a party do not and will not violate any provision of applicable laws or any provision of its certificate of formation, certificate or incorporation, operating agreement or by-laws, as the case may be, or result in the breach or violation of, or constitute a default or require any consent (other than consents that have heretofore been obtained) under, or result in the creation of any lien, charge or encumbrance upon any property or asset of it pursuant to, any indenture, loan or credit agreement, mortgage or other agreement or instrument (other than any Transaction Document) to which it is a party or by which it or any of its properties may be bound or affected. It is not in default under or in breach or violation of (and no event or condition exists which would, with the giving of notice or lapse of time, or both, constitute such a default under or breach or violation of): (i) any provision of this Agreement or any other Transaction Document, or (ii) any indenture, lease, deed of trust, mortgage, bond or other evidence of indebtedness or other agreement or instrument by which it or its property is bound or affected or any law, decree, order, rule or regulation where the continuation of such default, breach or violation could reasonably be expected to have a Material Adverse Effect on such SFL Party.

(c) Financial Condition. The unaudited financial statements of SFL as of December 31, 2005 heretofore made available to the Lenders and HLL fairly present the financial condition of SFL as of such date and the results of its operations for the period ending on such date, subject to audit adjustments.

(d) Litigation; Other Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of SFL, Holdings or the Owners, threatened against or affecting SFL, Holdings or any Owner or any of their properties, at law, in equity or in admiralty, before or by any court or administrative or governmental body which relate to any action taken or to be taken by SFL, Holdings or any Owner under this Agreement or the other Transaction Documents (or which otherwise relate to any Transaction Document), which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect on SFL, Holdings or any Owner, and, to the knowledge of SFL, Holdings and the Owners, none of them is in default with respect to any order of any court, governmental body or arbitrator applicable to any of them, which default could reasonably be expected to have a Material Adverse Effect on any of them. For the purposes of this Section, the term “governmental body” includes any federal, state, municipal or other governmental or intergovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and the term “order” includes any judgment, order, writ, injunction, award, determination, direction, decree or demand.

(e) Approvals. No authorizations, consents, approvals, licenses, filings or registrations by or with any governmental authority or administrative body are required to be obtained by SFL, Holdings or any Owner for or in connection with its execution or delivery of this Agreement or any of the other Transaction Documents, or for the performance thereof by SFL, Holdings or any Owner, or the validity and enforceability of any of such agreements and instruments in accordance with their respective terms, except such as have been duly obtained, sent, registered, filed or taken, as the case may be.

(f) Investment Company Act. It is not, and is not directly or indirectly controlled by or acting on behalf of any Person that is, an “investment company” within the meaning of the Investment Company Act of 1940.

(g) U.S. Citizenship. Each of the Owners is qualified on the date hereof to own and document its respective Vessel under the U.S. flag pursuant to 46 U.S.C. § 12102(a), as amended, with a registry endorsement.

6.3 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto, and the consummation of the transactions contemplated herein.

ARTICLE VII

DEFAULT AND REMEDIES

7.1 Events of HLL Default. (a) Each of the following events shall constitute an “Event of HLL Default” hereunder:

(i)	HLL or the Guarantor shall be in material default under the terms of any Transaction Document with respect to any Vessel that has not been delivered under its MOA, after the giving of notice and the passage of any grace or cure period provided for therein with respect to such default; or

(ii)	HLL or the Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against HLL or the Guarantor, as the case may be, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or HLL or the Guarantor, as the case may be, shall take any corporate action to authorize any of the actions set forth above in this section. This Section 7.2(a)(ii) shall not be an Event of HLL Default if it is caused by an Event of SFL Default; or

(iii)	the Guarantee shall cease to remain in full force and effect, except as a result of any act or omission of the Agent, the Security Trustees or the Lenders, and is not promptly replaced by the Guarantor.

(b) Upon the occurrence and during the continuance of any Event of HLL Default, the SFL Parties shall be entitled to exercise all rights and remedies then available to them at law, in admiralty and in equity against HLL.

(c) If an Event of HLL Default shall occur and be continuing, Holdings may, in addition to its remedies under Section 7.1(b) above, deliver to the Seller the Assignment and Assumption Agreement, dated the date hereof, between Holdings and HLL related to the Vessel that is the subject of the Event of HLL Default.

7.2 Events of SFL Default. (a) Each of the following events shall constitute an “Event of SFL Default” hereunder (unless, in each instance, such event was due to an act or omission of HLL or an Event of HLL Default hereunder):

(i)	SFL, Holdings or any Owner shall be in material default under the terms of any Transaction Document after the giving of notice and the passage of any grace or cure period provided for therein with respect to such default; or

(ii)	SFL, Holdings or any Owner shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any SFL, Holdings or any Owner, as the case may be, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or SFL, Holdings or any Owner, as the case may be, shall take any corporate action to authorize any of the actions set forth above in this section. This Section 7.2(a)(vii) shall not be an Event of SFL Default if it is caused by an Event of HLL Default.

(b) Upon the occurrence of any Event of SFL Default, HLL shall be entitled to exercise, in addition to its right to exercise its Call Option pursuant to Article III hereof, all rights and remedies then available to it at law, in admiralty and in equity against SFL, Holdings and the Owners.

ARTICLE VIII

MISCELLANEOUS

8.1 Sale of Vessels or Holdings. (a) SFL shall have the right to sell 100 percent of the membership interests of Holdings, and Holdings shall have the right to sell 100 percent of the membership interests of any Owner or to cause any Owner to sell its Vessel, at any time following delivery of the last of the Vessels to be delivered under the MOAs, subject to the following conditions:

(i)	if the sale were consummated, there would be no more than two beneficial owners of the Vessels;

(ii)	the buyer shall not be a competitor of HLL, and shall have a minimum net worth (determined in accordance with U.S. generally accepted accounting principles) of at least $150,000,000 (if the buyer is not a direct party to the Charter covering the Vessel, such Buyer shall guarantee performance of such Charter and form and substance reasonably acceptable to HLL);

(iii)	the buyer shall have accepted an assignment of all of the rights and obligations of SFL, Holdings and each Owner under the Transaction Documents to which SFL, Holdings and each Owner, respectively, is a party as they relate to the subject Vessel(s) pursuant to an instrument of assignment that is reasonably satisfactory to HLL;

(iv)	such assignment shall not result in an Event of Default under the Credit Agreement; and

(v)	HLL shall have failed to exercise its rights to purchase the Vessel set forth in Section 8.1(b) below.

(b) If either SFL or Holdings shall desire to exercise its rights under Section 8.1(a) above, it shall so notify HLL in writing stating that it desires to sell 100 percent of the membership interests of Holdings or one or more of the Vessels or one or more of the Owners pursuant to Section 8.1(a) of this Agreement, and further notifying HLL that it has a right of first offer with respect to such sale pursuant to this Section 8.1(b). HLL shall then have twelve (12) days following receipt of such notice to submit to SFL a written offer to purchase 100 percent of the membership interests of Holdings, or the Owner(s) or Vessel(s) intended to be sold, describing in reasonable detail the terms of such sale, including the purchase price and payment terms. SFL shall then have thirty (30) days to accept such offer. If SFL does not accept such offer, it may not thereafter sell the shares of Holdings, the Owner(s) or the Vessel(s) at a lower price without reoffering the same to HLL at such lower price.

8.2 Duty to Maintain U.S. Citizenship. Each of the Owners agrees that it shall continue to be at all times qualified to own and document its respective Vessel under the U.S. flag pursuant to 46 U.S.C. § 12102(a), as amended, with a registry endorsement.

8.3 Maritime Security Program Subsidy. During the term of any Charter, neither SFL, Holdings nor any Owner shall apply for subsidy under the U.S. Maritime Security Program (“MSP”) with respect to any Vessel. It is understood and agreed that HLL may apply for subsidy under the MSP program with respect to any Vessel and that any MSP subsidy with respect to any Vessel shall be paid to and retained by HLL.

8.4 Participation in Voluntary Intermodal Sealift Agreement (VISA) Program. HLL shall have the right to enroll the Vessels in the U.S. Department of Defense Voluntary Intermodal Sealift Agreement (VISA) program, and the SFL Parties shall cooperate with such enrollment; provided that all costs associated therewith shall be for HLL’s account.

8.5 No Liens. SFL, Holdings and the Owners agree that they shall not, directly or indirectly, create, incur, assume or suffer to exist and, at their own cost and expense, shall promptly take such action as may be necessary duly to discharge, any Owner’s Liens (as defined in the Charters) on or in respect of any Vessel; provided, however, that SFL, Holdings and the Owners may contest any such Owner’s Lien in good faith by appropriate proceedings diligently conducted where such proceedings do not involve a material risk of the sale, forfeiture or loss of the subject Vessel and would not interfere with the use and possession of the subject Vessel by HLL, or, if such proceedings could involve such risk or interference, where the Owner’s Lien has been bonded to the satisfaction of HLL.

8.6 Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

8.7 Dispute Resolution. Each of the parties hereto hereby irrevocably agrees that any dispute shall be settled by arbitration in New York County before a panel of one mutually agreed upon arbitrator or, failing agreement, three persons consisting of one arbitrator to be appointed by the SFL Parties, one arbitrator to be appointed by HLL, and one arbitrator by the two so appointed. The decision of any two of the three on any point or points shall be final and binding, and may include costs, including reasonable attorney fees. Judgment may be entered upon any award made pursuant thereto in any court of competent jurisdiction. The arbitration proceedings shall be conducted in accordance with the Rules of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced. In cases where neither the claim nor any counterclaim exceeds the sum of $250,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced. Any claim by any party shall be waived unless arbitration is commenced by serving notice of demand within one (1) year of the occurrence of the event giving rise to the dispute.

8.8 No Consequential Damages. In no event shall any party hereto be liable to any other party hereto for consequential damages or any damages other than actual direct damages.

8.9 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered by hand, (ii) transmitted by telecopier (assuming clear transmission), or (iii) delivered, if sent by Express Mail, Federal Express or other express delivery service, or registered or certified mail, return receipt requested, to the addressee at the following addresses or telecopier numbers (or to such other addresses or telecopier number as a party may specify by notice given to the other party pursuant to this provision):

If to SFL:

Ship Finance International Ltd.

PO Box HM 1393

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton HM 08 Bermuda

Attn.: Vice President, Finance

Fax No.: +1 441 295 3494

with a copy to:

Frontline Management AS

Bryggegata 3

P.O. Box 1327-VIKA

Oslo 0112 Norway

Attn.: Vice President, Finance

Fax No.: +4723114040

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attn: Gary J. Wolfe, Esquire

Fax No.: 212-480-8421

If to Holdings:

SFL Holdings LLC

PO Box HM 1393

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton HM 08 Bermuda

Attn.: Vice President, Finance

Fax No.: +1 441 295 3494

with a copy to:

Frontline Management AS

Bryggegata 3

P.O. Box 1327-VIKA

Oslo 0112 Norway

Attn.: Vice President

Fax No.: +4723114040

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attn: Gary J. Wolfe, Esquire

Fax No.: 212-480-8421

If to any Owner:

To the address of such Owner indicated on Appendix 1 hereto.

With a copy to:

Frontline Management AS

Bryggegata 3

P.O. Box 1327-VIKA

Oslo 0112 Norway

Attn.: Vice President

Fax No.: +4723114040

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attn: Gary J. Wolfe, Esquire

Fax No.: 212-480-8421

If to HLL:

Horizon Lines, LLC

4064 Colony Road

Suite 200

Charlotte, NC 28211

Attn.: John V. Keenan

          Sr. V.P. of Operations & CTO

Fax No.: 704-973-7034

With a copy to:

Blank Rome LLP

600 New Hampshire Avenue, N.W.

Suite 1200

Washington, D.C. 20037

Attn.: T. Michael Dyer, Esquire

Fax No.: (202) 772-5858

8.10 Waiver. No delay by either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or otherwise prejudice the exercise by such party of that right, power or remedy.

8.11 Amendments. Except as otherwise provided herein, this Agreement may not be amended, modified or revised, in whole or in part, except by written instrument signed by all parties hereto.

8.12 Assignment. Except as expressly provided herein, neither party hereto may assign any of the rights or obligations created by this Agreement except with the express written consent of the other parties hereto.

8.13 Severability. Each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law. Should any term or provision of this Agreement be held invalid, illegal or unenforceable, the remainder of this Agreement, including the application of such term to the extent not invalid, illegal or unenforceable, shall not be affected thereby, and this Agreement shall be interpreted as if such term or provision, to the extent invalid, illegal or unenforceable, did not exist.

8.14 Descriptive Headings. The descriptive headings of any paragraphs of this Agreement are intended for convenience and do not constitute part of this Agreement.

8.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8.16 No Third Party Beneficiary. Nothing in this Agreement shall create any right in any party that is not a party hereto.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to Acquire and Charter to be executed by their duly authorized representatives as of the date first above written.

HORIZON LINES, LLC

By:	/s/ John V. Keenan
John V. Keenan
Sr. Vice President of Operations & CTO

SHIP FINANCE INTERNATIONAL LIMITED

By:	/s/ Inger M. Klemp
Inger M. Klemp
Vice President - Finance

SFL HOLDINGS, LLC

By:	/s/ Kenneth Becker
Name:	Kenneth Becker
Title:	Management Committee Member

HL EAGLE LLC

By:	/s/ Kenneth Becker
Name:	Kenneth Becker
Title:	Management Committee Member

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HL FALCON LLC

By:	/s/ Kenneth Becker
Name:	Kenneth Becker
Title:	Management Committee Member

HL HAWK LLC

By:	/s/ Kenneth Becker
Name:	Kenneth Becker
Title:	Management Committee Member

HL HUNTER LLC

By:	/s/ Kenneth Becker
Name:	Kenneth Becker
Title:	Management Committee Member

HL TIGER LLC

By:	/s/ Kenneth Becker
Name:	Kenneth Becker
Title:	Management Committee Member

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APPENDIX 1

THE OWNERS

Name and Address of Owner	Vessel Name	Hull No.
HL Tiger LLC	Horizon Tiger	0387
Corporation Trust Center
1209 Center Street
Wilmington, Delaware 19801-1134

HL Hunter LLC	Horizon Hunter	0388
Corporation Trust Center
1209 Center Street
Wilmington, Delaware 19801-1134

HL Hawk LLC	Horizon Hawk	0389
Corporation Trust Center
1209 Center Street
Wilmington, Delaware 19801-1134

HL Falcon LLC	Horizon Falcon	0409
Corporation Trust Center
1209 Center Street
Wilmington, Delaware 19801-1134

HL Eagle LLC	Horizon Eagle	0427
Corporation Trust Center
1209 Center Street
Wilmington, Delaware 19801-1134

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APPENDIX 2

PRICING ASSUMPTIONS

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